Exhibit 99.1

IMPLANT SCIENCES AND CARDIOTECH INTERNATIONAL PARTNER TO ACCELERATE DEVELOPMENT OF DRUG-ELUTING STENT

WAKEFIELD, MA. March 9, 2004. Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) and CardioTech International, Inc, (AMEX:CTE) today jointly announced that they have joined with Cornova Inc. to develop and market a new generation drug eluting stent targeted for the overseas market.  The drug eluting stent will be based upon technology jointly developed by CardioTech and Implant Sciences over the past three years, featuring a drug delivery system based upon Chronoflex DES, a proprietary polymeric formulation manufactured exclusively by CardioTech., plus an exclusive thin radiopaque coating manufactured by Implant Sciences.

CardioTech and Implant Sciences have each contributed specialized technology plus $75,000 worth of unregistered company stock in exchange for each company receiving 30% of CorNova stock.  CorNova is a new company formed by Dr. Eric Ryan with angel seed investment.  Dr. Ryan is an experienced entrepreneur who has medical expertise with the anti-proliferative drug to be used with the stent, as well as the stent.design.  CorNova is engaged in the development and marketing of innovative interventional cardiology products.  CorNova’s target is the development of a next-generation drug-eluting stent for the overseas market.  Dr. Michael Szycher, CEO of CardioTech, Dr. Anthony J. Armini, CEO of Implant Sciences, and Dr. Eric Ryan, CEO of CorNova, make up the Board of Directors of CorNova, Inc. In addition to the initial investment, both Implant and CardioTech each are required to make an additional investment of their respective common stock having a market value of up to $750,000 when CorNova raises up to a maximum $3,000,000 in venture capital.

Sometimes referred to as a “coated” or “medicated” stent, a drug-eluting stent is a normal metal stent that has been coated with a pharmacologic agent (drug) that is known to interfere with the process of restenosis (reblocking).  There are three major components to a drug-eluting stent: (1) the design of the stent that carries the drug coating, (2) the method by which the drug is delivered (eluted) by the polymeric coating to the arterial wall and (3) the anti-restenotic drug itself.

“The overseas market for the drug-eluting coronary stent is projected to be a $1 billion opportunity, and we believe our combined technologies have important competitive advantages over presently available drug-eluting stents,” commented Dr. Anthony J. Armini, CEO of Implant Sciences Corporation.  “Implant’s technical contribution to the venture will involve the use of our proprietary thin-coating radiopaque coating technology.  We also believe once the necessary regulatory approvals are received, we will first introduce this stent in Europe where the competitive landscape for this product is more favorable for a small company.”

Dr. Michael Szycher, Chairman and CEO of CardioTech International, Inc. stated, “Stents are tiny metal scaffolds that keep arteries open after procedures to unclog them.  Studies have found that coating the stents with a polymer containing certain anti-restenosis drugs dramatically reduced the occurrence of restenosis, or reclogging.  Restenosis is a complex process, however, drug-eluting stents have been shown successful in reducing restenosis from the 20-30% range to single digits.  CardioTech’s technical contribution to the venture will involve the use of our proprietary ChronoFlex DES polymer technology as the drug-eluting vehicle.”

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for national security, industry, and medicine.  Under development is a portable trace explosives detection device to identify explosives, narcotics and other toxic materials.  Implant has received development grants from the US Army, Navy and Air Force, and, signed a cooperative R&D agreement with the Transportation Security Administration, which facilitates equipment evaluation and new government contracts.  Using its proprietary ion implantation and thin film coating technologies, Implant also manufactures and markets radioactive and non-radioactive products for medical use.  Implant derives revenues from its radioactive seeds for treating prostate cancer that are distributed throughout the US by its direct sales force.  Implant is also developing brachytherapy products for the treatment of breast, eye, and other cancers.  Additionally, Implant modifies the surface characteristics of orthopedic joint implants to reduce polyethylene wear, thereby increasing the life of the implants.

About CardioTech

CardioTech International, Inc. maintains operations in Woburn, Massachusetts, Plymouth, Minnesota and Rancho Santa Margarita, California.  CardioTech focuses on developing and marketing devices to treat cardiovascular disease.

Current revenue sources for CardioTech include patented medical grade polyurethanes for use in implantable medical devices, disposable devices manufactured on an OEM basis for Fortune 100 companies, cardiovascular tubing systems, arterial filters, oxygenators, cardioplegia delivery systems and oxygen saturation monitors. The Company also expects to begin the manufacturing and marketing of two FDA cleared wound dressing technologies in the near future.  The wound dressings address a $300 million annual market. CardioTech is also developing a synthetic coronary artery bypass graft that addresses a potential market of $1.5 billion annually.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor contact:	Media contact:
Aurelius Consulting Group:	The Investor Relations Group
Dave Gentry, 407/644-4256	Lisa Lindberg or Janet Vasquez
dave@aurcg.com	212/825-3210
www.runonideas.com

Implant Sciences Corporation:
David C. Volpe, 508/523-3141
dvolpe@implantsciences.com
www.implantsciences.com